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(d) Opinion of counsel to the Depositary

March 24, 2006

Citibank, N.A.

Depositary Receipts Services

388 Greenwich Street

New York, NY 10013

Re: American Depositary Receipts evidencing American Depositary Shares representing Deposited Ordinary Shares/Income Shares of Euro 0.34 each of CRH public limited company (formerly Cement-Roadstone Holdings plc)

Ladies and Gentlemen:

I refer to the Registration Statement on Form F-6 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (“SEC”) by the legal entity created by the Deposit Agreement (as hereafter defined) for the purpose of registering under the Securities Act of 1933, as amended (“Securities Act”), 25,000,000 American Depositary Shares (“ADSs”) evidenced by American Depositary Receipts (“ADRs”) to be issued under the Deposit Agreement, dated as of July 23, 1986, as amended by Amendment No. 1 to Deposit Agreement, dated as of February 20, 1990, by and among Citibank, N.A. as Depositary, CRH public limited company, a company incorporated under the laws of the Republic of Ireland (the “Company”), and all Holders from time to time of ADRs issued thereunder (the “Deposit Agreement”). Each ADS will represent, subject to the terms and conditions of the Deposit Agreement, one Ordinary Share/Income Share of Euro 0.34 each, of the Company. (One Income Share is tied to each Ordinary Share and may only be transferred or otherwise dealt with in conjunction with such Ordinary Share.)

Assuming that the Deposit Agreement has been duly executed and delivered by the Company, and the effectiveness of the Registration Statement at the time of their issuance, I am of the opinion that the ADSs covered by the Registration Statement, when issued in accordance with the terms and conditions of the Deposit Agreement, will be legally issued and will entitle Holders (as such term is defined in the Deposit Agreement) of ADSs to the rights specified in the Deposit Agreement and the ADRs.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

This opinion is limited to the laws of the State of New York and the Federal laws of the United States.

Very truly yours,

/s/ Patricia Brigantic

Patricia Brigantic

Director & Counsel